Exhibit 99.2

DoubleVerify Extends Leadership in Social Video & CTV with Agreement To Acquire OpenSlate

Combination will create industry-leading solution for social video and CTV advertisers, marrying OpenSlate’s pre-activation brand suitability and contextual solutions with DV’s established post-bid media quality measurement solutions.

NEW YORK – November 9, 2021 – DoubleVerify (“DV”) (NYSE: DV), a leading software platform for digital media measurement, data and analytics, today announced it has entered into an agreement to acquire OpenSlate (“OpenSlate”), a pre-campaign contextual targeting platform that enables brands to align advertising with suitable or contextually relevant content across social video and CTV. The acquisition of OpenSlate is a cash and stock transaction valued at $150 million and is expected to close this quarter (the “Acquisition”).

“DV’s mission is to make digital advertising stronger, safer and more secure, giving global brands clarity and confidence in their digital investments,” said Mark Zagorski, DoubleVerify CEO. “Our strategy in support of this mission is to verify everywhere – across channels, formats, platforms and geographies. The combination with OpenSlate fully supports this approach. OpenSlate’s pre-campaign solutions perfectly complement DV’s post-campaign measurement capabilities across CTV and social environments. Integrating the two provides advertisers with unparalleled end-to-end brand safety, suitability and contextual optimization. No other company will be able to deliver a fully-owned, integrated solution across the leading social and CTV walled gardens.”

OpenSlate’s solutions provide insight into the nature and quality of ad-supported content on large, video-driven social platforms, such as Facebook, TikTok and YouTube. Founded in 2012, OpenSlate evaluates video for brand safety, suitability and context, and offers customers proven “pre-activation” controls to ensure advertisers can effectively target the most appropriate and impactful content. OpenSlate operates across 37 international markets and supports leading agency holding companies and 200+ large global brands, including Coca-Cola, Facebook, Kimberly-Clark, Pfizer and Unilever.

Cookie deprecation, concerns about brand suitability and the ongoing decline of traditional measurement solutions in a highly digital ad world have created a challenge for advertisers seeking to better target and measure the impact of their ad spend. The combination of DoubleVerify and OpenSlate provides the most comprehensive toolset available to tackle these challenges – paving the way for continued expansion of social video and CTV advertising, which are expected to grow to $56B and $16B respectively by 2023.

The Acquisition will further expand DV’s value to advertisers in social video and CTV, reinforcing coverage while deepening already unmatched product leadership and innovation. OpenSlate’s pre-activation targeting controls combined with DV’s granular post-flight measurement will create the industry’s most comprehensive, end-to-end brand safety, suitability and contextual platform for social video and CTV. By leveraging this unified targeting and quality measurement suite, advertisers can more seamlessly optimize campaigns, maximize consumer engagement and drive ROI.

“The OpenSlate team is thrilled to join forces with DoubleVerify – an industry-leading, rapidly expanding, global organization with best-in-class media quality and performance capabilities,” said Mike Henry, OpenSlate CEO. “Integrating with DV will be a natural evolution for our technology and will accelerate our ability to provide advertisers with comprehensive brand safety, suitability, and contextual solutions across social video and CTV.”

DV has over a decade of experience building digital transparency and trust in the advertising ecosystem, protecting brand reputation and driving performance. Central to its trust is DV’s independence, offering unbiased measurement across leading social, mobile, video, and programmatic platforms to meet the evolving needs of advertisers. In acquiring OpenSlate, DV brings together two objective, third-party measurement platforms – both of which are ad-server agnostic, with neither being party to the media transaction or the ad monetization process.

“We believe that maintaining our independence across the digital advertising ecosystem gives our customers and partners assurance that we are objective, unbiased and independent – with no potential conflicts of interest,” said Zagorski. “As a result, we have built a foundation of trust, transparency and interoperability that is unmatched in the market. The addition of OpenSlate strengthens that reputation and commitment.”

DV powers media quality and performance everywhere. DV solutions let advertisers protect brand equity, maximize digital investments and drive real business outcomes. DV capabilities span the entire media transaction, from pre-bid targeting through post-bid measurement and optimization, across devices, formats and platforms. Neither DoubleVerify or OpenSlate rely on persistent tracking technologies, such as third-party cookies or mobile device IDs like Apple’s IDFA.

For additional information, please refer to the OpenSlate Acquisition investor presentation in the Recent News & Events section of the Company’s investor relations site.

Terms and Financial Impact

Under the terms of the agreement, DV will acquire OpenSlate in a transaction valued at $150 million, consisting of approximately $125 million in cash consideration and $25 million in DV common stock. DV will discuss the acquisition’s anticipated contribution to its financial outlook when it reports third quarter 2021 results today, November 9.

About DoubleVerify

DoubleVerify is a leading software platform for digital media measurement and analytics. Our mission is to make the digital advertising ecosystem stronger, safer and more secure, thereby preserving the fair value exchange between buyers and sellers of digital media. Hundreds of Fortune 500 advertisers employ our unbiased data and analytics to drive campaign quality and effectiveness, and to maximize return on their digital advertising investments – globally. Learn more at www.doubleverify.com.

About OpenSlate

OpenSlate is a global, content-focused measurement and analytics company. The company’s technology and independent ratings system provides insight into the nature and quality of content on the world’s largest digital platforms. OpenSlate provides marketers with holistic, comprehensive solutions for brand safety, suitability and subject matter. Learn more at www.openslate.com.